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EXHIBIT 2.1       ARTICLES OF INCORPORATION

                            ARTICLES OF INCORPORATION

                                       OF

                             GOLDSEARCH CORPORATION

                                      *****

                                      FIRST

         The name of the corporation is GOLDSEARCH CORPORATION.

                                     SECOND

         Its principal office in the state of Nevada is located at One East First Street, Reno, Nevada 89501. The name and address of its resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

                                      THIRD

         The purpose or purposes for which the corporation is organized:

                  To engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these articles of incorporation.

                                     FOURTH

         The amount of the total authorized capital stock of the corporation is Two Thousand Dollars ($2,000.00) consisting of One Hundred Million (100,000,000) shares of common stock of the par value of $0.00001 each and One Hundred Million (100,000,000) shares of preferred stock of the par value of $.00001 each.

                                      FIFTH

         The relative rights, classes, preferences, designations, rates, conditions, privileges, limitations, dividend rates, conversion rights, preemptive rights, voting rights, rights and terms of redemption, liquidation preferences, and sinking terms of the preferred stock shall be determined by the Board of Directors, without any further vote or action by shareholders. The Board of Directors, without shareholder approval, may issue shares of preferred stock with dividend rights, liquidation preferences or other rights that are superior to the rights of holders of common stock.

                                      SIXTH

         The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

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         The names and addresses of the initial four members of the board of directors are:

NAME                              POST-OFFICE ADDRESS
----                              -------------------
1.   Gary Chapman                 Suite 401 - 1550 West 11th Ave.
                                  Vancouver, British Columbia
                                  Canada V6J 2B6

2.   Michael Patellis             206 - 1770 Barclay Street
                                  Vancouver, British Columbia
                                  Canada V6G 1K5

3.   John Payne                   877 Lillooet Road
                                  North Vancouver, British Columbia
                                  Canada V7J 2H6

4.   John P. Ryan                 200 Riverwood Court
                                  Post Falls, Idaho 83814

         The number of members of the Board of Directors shall not be less than four nor more than thirteen.

                                     SEVENTH

         The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

                                     EIGHTH

         The name and addresses of each of the incorporators signing the Articles of Incorporation are as follows:

NAME                              POST-OFFICE ADDRESS
----                              -------------------
Conrad C. Lysiak                  601 West First Avenue
                                  Suite 503
                                  Spokane, Washington 99204

                                      NINTH

         The corporation is to have perpetual existence.

                                      TENTH

         In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         Subject to the bylaws, if nay, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

         To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

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         By resolution passed by a majority of the whole board, to designate one
(1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

         When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

                                    ELEVENTH

         Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

                                     TWELFTH

         The corporation shall indemnify its officers, directors, employees and agents to full extent permitted by the laws of the State of Nevada.

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of February, 1998.

                                           /s/ Conrad C. Lysiak
                                           -------------------------
                                           CONRAD C. LYSIAK

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STATE OF WASHINGTON    )
                       )
COUNTY OF SPOKANE      )

         On this 13th day of February, 1998, before me, a Notary Public, personally appeared CONRAD C. LYSIAK, who severally acknowledged that he executed the above instrument.

                                            /s/
                                            ----------------------------

         Notary Public, residing in the State of Washington, residing in Spokane.

My Commission Expires:
October 9, 1998